BLACK HILLS CORPORATION NON-EMPLOYEE DIRECTOR
EQUITY COMPENSATION PLAN
UNDER THE BLACK HILLS CORPORATION
AMENDED AND RESTATED 2015 omnibus INCENTIVE PLAN

Restricted Stock Unit Award Agreement (Non-Employee Director)

    Black Hills Corporation (the “Company”), pursuant to its Non-Employee Director Equity Compensation Plan (the “Non-Employee Director Equity Plan”) under its Amended and Restated 2015 Omnibus Incentive Plan (the “Omnibus Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Omnibus Plan document and the Non-Employee Director Equity Plan document, a copy of both documents which has been made available to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Omnibus Plan or Non-Employee Director Equity Plan, as they currently exist or as they may be amended in the future.

Name of Participant:
Number of Restricted Stock Units:
Grant Date:
Scheduled Vesting Date: Earlier of date of the Company’s Shareholder Meeting in ____ or May 1, ___

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement, the Omnibus Plan and Non-Employee Director Equity Plan. You acknowledge that you have reviewed these documents.

PARTICIPANT: BLACK HILLS CORPORATION

By:
Title: VP – Governance, Corporate Secretary & Deputy
General Counsel

US.131879010.04

BLACK HILLS CORPORATION NON-EMPLOYEE DIRECTOR
EQUITY COMPENSATION PLAN
UNDER THE BLACK HILLS CORPORATION
AMENDED AND RESTATED 2015 omnibus INCENTIVE PLAN
Restricted Stock Unit Award Agreement (Non-Employee Director)

Terms and Conditions

1.    Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement, the Omnibus Plan and the Non-Employee Director Equity Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one share of the Company’s Stock (each, a “Share”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.

4.    Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Date specified on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4. Notwithstanding the vesting and subsequent settlement of this Award, the Award and any Share issuances or payments made hereunder shall remain subject to the provisions of Section 21.1 of the Omnibus Plan.

a.Scheduled Vesting. If you remain a Director continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest on the Scheduled Vesting Date.

b.Accelerated Vesting. The vesting of outstanding Units will be accelerated under the circumstances provided below:

1.Death or Disability. If you cease to be a Director prior to the Scheduled Vesting Date due to your death or Disability, then all of the unvested Units shall vest as of such termination date. Disability for this purpose means that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

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2.Change of Control. If a Change of Control occurs while you are a Director and prior to the Scheduled Vesting Date, then all of the unvested Units shall vest as of the date of the consummation of such Change of Control.

5. Forfeiture. Except as otherwise provided in accordance with Section 4 above or under the terms of the Non-Employee Director Equity Plan, if you cease to be a Director, you will forfeit all unvested Units.

6. Settlement of Units.

a.Unless you have elected to defer settlement of the Units, after any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax provisions of Section 8, to the extent applicable, and compliance with all applicable legal requirements as provided in the Omnibus Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

b.If you have elected to defer the settlement of the Units (“Deferred Units”) pursuant to the terms of the Non-Employee Director Equity Plan, after any Deferred Units vest pursuant to Section 4, the settlement of such Deferred Units shall be governed by the terms of the Non-Employee Director Equity Plan and your related deferral election.

7.    Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then the Company shall credit, as of each dividend payment date, with a number of additional Units (the “Dividend Units”) equal to the result of dividing (i) the product of (x) the total number of Restricted Stock Units credited to your Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to the holder of Shares. Your right to receive such accrued Dividend Units shall vest, and the Dividend Units shall be settled, to the same extent and at the same time as the underlying Units to which the Dividend Units relate vest and are settled, as provided in Sections 4 and 6 of this Agreement. Any Dividend Units accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

8.    Tax Consequences. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign taxes that may be due as a result of the delivery of the Shares.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Corporate Secretary, at its office at 7001 Mt. Rushmore Road, Rapid City, SD 57702, amy.koenig@blackhillscorp.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Director, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
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10. Additional Provisions.

a.No Right to Continued Service. This Agreement does not give you a right to continue as a Director or other service provider with the Company or any Affiliate, regardless of the effect it may have upon you under this Agreement.

b.Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Omnibus Plan, the Non-Employee Director Equity Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Omnibus Plan and the Non-Employee Director Equity Plan. If there is any conflict between the provisions of this Agreement and the Omnibus Plan or Non-Employee Director Equity Plan, the provisions of the Omnibus Plan or Non-Employee Director Equity Plan will govern.

c.Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of South Dakota, without giving effect to the choice of law principles thereof. The parties agree that any action relating to or arising out of this Agreement shall take place exclusively in the State of South Dakota, and you consent to the jurisdiction of the federal and/or state courts in South Dakota. You further consent to personal jurisdiction and venue in both such courts and to service of process by United States Mail or express courier service in any such action.

d.Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

e.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

f.Section 409A of the Code. Except to the extent Participant has elected to defer the Units pursuant to the terms of the Non-Employee Director Equity Plan and his or her related deferral election form, the award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

g.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Omnibus Plan and Non-Employee Director Equity Plan through an on-line (and/or voice activated) system established and maintained by the Company or, if appliable, the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above, in the Omnibus Plan document and the Non-Employee Director Equity Plan document.
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